Exhibit 3.1

State of Delaware Secretary of State Division of Corporation Delivered 11:56 AM 06/28/2019 Filed 11:56 AM 06/28/2019 SR 20195723331 - File Number 5141284	EXECUTED VERSION

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

TELA BIO, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

TELA Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “Corporation Law”),

DOES HEREBY CERTIFY THAT:

1.                                      The name of the Corporation is TELA Bio, Inc. and the Corporation was originally incorporated pursuant to the Corporation Law on April 17, 2012 under the name TELA Bio, Inc.;

2.                                      This Third Amended and Restated Certificate of Incorporation (this “Certificate”), which restates and integrates and further amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the Corporation Law;

3.                                      The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor;

4.                                      This Certificate has been duly approved by the written consent of stockholders of the Corporation in accordance with Section 228 of the Corporation Law; and

5.                                      The text of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is TELA Bio, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Corporation Law,

ARTICLE IV

A.                                    Authorization.  The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is 232,550,321 shares, such shares being designated as follows: (i) 127,157,528 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 105,392,793 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which (a) 22,501,174 are designated Series A Preferred Stock (the “Series A Preferred Stock”) and (b) 82,891,619 are designated Series B Preferred Stock (the “Series B Preferred Stock”).  The Common Stock and the Preferred Stock shall have the voting powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions set forth in Sections B and C, respectively, of this ARTICLE IV. The definitions of certain capitalized terms used but not otherwise defined in the body of this Certificate are set forth in ARTICLE IVC. 12.1.

B.                                    Common Stock,

1.                                      General. Except as required by law or as provided in this Certificate, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same powers, rights and privileges, subject to the same qualifications, limitations and restrictions.  The dividend, voting and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the Preferred Stock set forth herein.

2.                                      Dividends and Distributions.  Subject to the provisions of this Certificate, including Section C of this ARTICLE IV, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.  The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions, subject to the limitations described below.

3.                                      Voting.  Subject to this ARTICLE IV, each holder of Common Stock shall be entitled to vote on each matter (a expressly required by the Corporation Law or (b) otherwise submitted to a vote of the stockholders of the Corporation, including the election of directors, except for matters subject to a separate class vote by one or more classes and/or series of capital stock of the Corporation other than Common Stock to the extent such separate class vote is required by the Corporation Law or this Certificate. Each such holder shall be entitled to one vote per share of Common Stock on each matter to be voted on by such Common Stock.

4.                                      Liquidation. In the event of any Liquidation, the assets of the Corporation shall be distributed to the holders of Common Stock pursuant to Section 3.1.3 of Section C of this ARTICLE IV.

C.                                    Preferred Stock.  The Preferred Stock shall have the voting powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions set forth below:

1.                                      Rank.

1.1.                           The Series B Preferred Stock shall rank (a) senior to (i) the Series A Preferred Stock and (ii) the Junior Stock (as defined herein), (b) on parity with any class or series of capital stock of the Corporation specifically ranking by its terms on parity with the Series B Preferred Stock, and (c) junior to any class or series of capital stock of the Corporation specifically ranking by its terms senior to the Series B Preferred Stock, in each case, as to payment of dividends or distributions of assets upon a Liquidation or a Liquidity Event.

1.2.                           The Series A Preferred Stock shall rank (a) senior to (i) the Common Stock, and (ii) any other class or series of capital stock of the Corporation either specifically ranking by its terms junior to the Series A Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (collectively, the “Junior Stock”), (b) on parity with any class or series of capital stock of the Corporation specifically ranking by its terms on parity with the Series A Preferred Stock, and (c) junior to (i) the Series B Preferred Stock and (ii) any other class or series of capital stock of the Corporation specifically ranking by its terms senior to the Series A Preferred Stock, in each case, as to payment of dividends or distributions of assets upon a Liquidation or a Liquidity Event,

2.                                      Dividends.

2.1.                           Preferred Stock Dividends.

2.1.1.                  Series B Dividends.  Commencing on the date that shares of Series B Preferred Stock are issued, the holders of such shares of Series B Preferred Stock (each, a “Series B Holder” and, collectively, the “Series B Holders”) shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any Series A Preferred Stock or any Junior Stock, at a rate equal to eight percent (8%) per annum (based upon a three hundred sixty-five (365) day year) of One Dollar and Sixteen Cents ($1.16) (as appropriately adjusted to reflect the effect of any stock dividend, split, combination, reclassification, recapitalization or other similar event with respect to the Series B Preferred Stock, the “Series B Issue Price”) per share (the “Series B Dividends”).  The Series B Dividends shall be payable (a) in cash when, as and if declared by the Board and, whether or not declared, upon a Liquidation pursuant to ARTICLE IVC.3 or a redemption of the Series B Preferred Stock pursuant to ARTICLE IVC.6; or (b) whether or not declared, in cash or in the form of shares of Common Stock upon conversion of the Series B Preferred Stock in accordance with ARTICLE IVC.5.1.1. The Series B Dividends shall be cumulative and shall accrue on a daily basis with respect to each share of issued Series B Preferred Stock to which such Series B Dividends apply, from and including the date of issuance of such share, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, until paid.  The Series B Dividends shall be non-compounding.  If any shares of Series B Preferred Stock are transferred, all accrued but unpaid Series B Dividends on such shares at the time of such transfer shall be transferred with such shares and the transferee shall be entitled to receive all such accrued but unpaid Series B Dividends, together with all Series B Dividends that accrue on and after the time of such transfer, upon any payment event set forth herein occurring after such transfer as if such transferee had both held such shares from the Corporation’s original issuance of such shares and received all prior Series B Dividends from the Corporation’s original issuance of such shares.

2.1.2.                  Series A Dividends. Commencing on the date that shares of Series A Preferred Stock are issued, the holders of such shares of Series A Preferred Stock (each, a “Series A Holder”, and collectively, the “Series A Holders”) shall be entitled to receive dividends out of any assets legally available therefor, after the payment in full of all accrued but unpaid Series B Dividends on all outstanding shares of Series B Preferred Stock (whether pursuant to ARTICLE IVC.3.1.1 or, if applicable, paid prior to a Liquidation or a Liquidity Event treated as a Liquidation), but prior and in preference to any declaration or payment of any dividend on any Junior Stock, at a rate equal to eight percent (8%) per annum (based upon a three hundred sixty-five (365) day year) of One Dollar ($1.00) (as appropriately adjusted to reflect the effect of any stock dividend, split, combination, reclassification, recapitalization or other similar event with respect to the Series A Preferred Stock, the “Series A Issue Price”) per share (the “Series A Dividends” and, together with the Series B Dividends, the “Preferred Stock Dividends”), The Series A Dividends shall be payable (a) in cash when, as and if declared by the Board and, whether or not declared, upon a Liquidation pursuant to ARTICLE IVC.3 or a redemption of the Series A Preferred Stock pursuant to ARTICLE IVC.6; or (b) whether or not declared, in cash or in the form of shares of Common Stock upon conversion of the Series A Preferred Stock in accordance with ARTICLE IVC.5.1.1.  The Series A Dividends shall be cumulative and shall accrue on a daily basis with respect to each share of issued Series A Preferred Stock to which such Series A Dividends apply, from and including the date of issuance of such share, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, until paid.  The Series A Dividends shall be non-compounding.  If any shares of Series A Preferred Stock are transferred, all accrued but unpaid Series A Dividends on such shares at the time of such transfer shall be transferred with such shares and the transferee shall be entitled to receive all such accrued but unpaid Series A Dividends, together with all Series A Dividends that accrue on and after the time of such transfer, upon any payment event set forth herein occurring after such transfer as if such transferee had both held such shares from the Corporation’s original issuance of such shares and received all prior Series A Dividends from the Corporation’s original issuance of such shares.

2.2.                            Participating Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of then outstanding Preferred Stock (each, a “Preferred Stock Holder”, and collectively, the “Preferred Stock Holders”) shall first receive, or simultaneously receive, collectively, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Preferred Stock Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock other than the Preferred Stock Dividends, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series (other than Preferred Stock Dividends) determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of each such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate and proportionate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such quotient by an amount equal to the Series A Issue Price or Series B Issue Price, as applicable; provided, however, that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, (a) the dividend payable to the Series A Holders pursuant to this ARTICLE IVC.2.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend with respect to the Series A Preferred Stock (calculated by applying the foregoing provisions to the Series A Preferred Stock), and (b) the dividend payable to the Series B Holders pursuant to this ARTICLE IVC.2,2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend with respect to the Series B Preferred Stock (calculated by applying the foregoing provisions to the Series B Preferred Stock).

2.3.                           Adjustments.  All numbers relating to the calculation of dividends pursuant to this ARTICLE IVC.2 shall be subject to appropriate adjustment whenever there shall occur a stock split, combination, reclassification, recapitalization or other similar event involving or affecting a change in the Corporation’s capital structure to provide to the Preferred Stock Holders the same economic return as they would have received in the absence of such event.

3.                                      Liquidation, Dissolution and Winding Up.

3.1.                           Treatment at Liquidation, Dissolution or Winding Up.

3.1.1.                  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, whether under the Corporation Law, federal bankruptcy laws, or other applicable federal or state laws (each such event is referred to herein as a “Liquidation”), the Series B Holders shall be entitled to be paid out of the assets of the Corporation available for distribution or payment to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (“Available Assets”), before any distribution or payment is made to any holders of Series A Preferred Stock or Junior Stock, by reason of their ownership of such stock, an amount per share of Series B Preferred Stock equal to (a) the Series B Issue Price plus, (b) an amount equal to all accrued and unpaid Series B Dividends (whether or not declared) on such share of Series B Preferred Stock (the “Series B Liquidation Preference”).  If, upon Liquidation, the Available Assets shall be insufficient to pay the full amount of the Series B Liquidation Preference in respect of all outstanding shares of Series B Preferred Stock, the Series B Holders shall share in any distribution or payment of Available Assets pro rata in proportion to the respective Series B Liquidation Preference which would otherwise be payable upon a Liquidation with respect to the outstanding shares of the Series B Preferred Stock if the Series B Liquidation Preference payable with respect to all such shares were paid in full.

3.1.2.                  In the event of any Liquidation, the Series A Holders shall be entitled to be paid out of the Available Assets, after the payment in full of the Series B Liquidation Preference in respect of all outstanding shares of Series B Preferred Stock pursuant to ARTICLE IVC.3.1.1 but before any distribution or payment is made to any holders of Junior Stock, by reason of their ownership of such stock, an amount per share of Series A Preferred Stock equal to (a) the Series A Issue Price plus, (b) an amount equal to all accrued and unpaid Series A Dividends (whether or not declared) on such share of Series A Preferred Stock (the “Series A Liquidation Preference”).  If, upon Liquidation, the Available Assets available after the payment in full of the Series B Liquidation Preference in respect of all outstanding shares of Series B Preferred Stock shall be insufficient to pay the full amount of the Series A Liquidation Preference in respect of all outstanding shares of Series A Preferred Stock, the Series A Holders shall share in any distribution or payment of Available Assets pro rata in proportion to the respective Series A Liquidation Preference which would otherwise be payable upon a Liquidation with respect to the outstanding shares of the Series A Preferred Stock if the Series A Liquidation Preference payable with respect to all such shares were paid in full.

3.1.3.                  In the event of any Liquidation, after the payment in full of the Series B Liquidation Preference in respect of all outstanding shares of Series B Preferred Stock pursuant to ARTICLE IVC.3.1.1 and the Series A Liquidation Preference in respect of all outstanding shares of Series A Preferred Stock pursuant to ARTICLE IVC.3.1.2, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock and the Preferred Stock pro rata in proportion to the number of shares of Common Stock then held by such holders, with each share of Preferred Stock treated as the number of shares of Common Stock into which such share of Preferred Stock is then convertible assuming conversion of such shares of Preferred Stock into shares of Common Stock pursuant to ARTICLE IVC.5 immediately prior to such Liquidation until (x) with respect to the shares of Series A Preferred Stock, such time as the Series A Holders have received, collectively, pursuant to ARTICLE IVC.3.1.2 and this ARTICLE IVC.3.1.3 an aggregate amount per share of issued and outstanding Series A Preferred Stock equal to the product obtained by multiplying the Series A Issue Price by five and (y) with respect to the shares of Series B Preferred Stock, such time as the Series B Holders have received, collectively, pursuant to ARTICLE IVC.3.1.1 and this ARTICLE IVC.3.1.3 an aggregate amount per share of issued and outstanding Series B Preferred Stock equal to the product obtained by multiplying the Series B Issue Price by five.  Thereafter, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock pro rata in proportion to the number of shares of Common Stock then held by such holders.  For purposes hereof: (a) the aggregate amount which a Series B Holder is entitled to receive under ARTICLE IVC.3.1.1 and this ARTICLE IVC.3.1.3 is hereinafter referred to as the “Series B Liquidation Amount;” and (b) the aggregate amount which a Series A Holder is entitled to receive under ARTICLE IVC.3.1.2 and this ARTICLE IVC.3.1.3 is hereinafter referred to as the “Series A Liquidation Amount.”

3.1.4.                  Notwithstanding anything contained herein to the contrary, in the event a Preferred Stock Holder would receive a greater amount in connection with a Liquidation (including a Liquidity Event treated as a Liquidation and whether at the time of such Liquidation or at any time thereafter) by converting some or all shares of its Series A Preferred

Stock or Series B Preferred Stock to Common Stock rather than receiving the Series A Liquidation Amount or the Series B Liquidation Amount, as applicable, such holder shall receive such greater amount in lieu of the Series A Liquidation Amount or the Series B Liquidation Amount, as applicable, without the need to convert such shares of Series A Preferred Stock or Series B Preferred Stock,

3.1.5.                  If a Liquidation (including a Liquidity Event that is treated as a Liquidation hereunder) occurs after the first Liquidity Event treated as a Liquidation, the amount payable to the Preferred Stock Holders and holders of Common Stock pursuant hereto shall be calculated by aggregating the funds available to be paid to the stockholders from such Liquidation (or Liquidity Event) together with the funds paid to the stockholders pursuant to all prior Liquidity Events that were treated as Liquidations (collectively, the “Aggregate Funds”), and the amounts payable with respect to each share of Preferred Stock and Common Stock in connection with such Liquidity Event shall be calculated based on the amount of the Aggregate Funds and paid in accordance with ARTICLE IVC.3.1.1, ARTICLE IVC.3.1.2 and ARTICLE IVC.3.1.3 hereof as if all Aggregate Funds had been paid pursuant to a single Liquidity Event.

3.2.                           Treatment of Liquidity Event.

3.2.1.                  Transaction Payment.  At least ten (10) Business Days prior to the consummation of a Liquidity Event, the Corporation, or if the Corporation is not a party to such Liquidity Event, the holders of shares of capital stock of the Corporation that are parties to such Liquidity Event, shall provide the Preferred Stock Holders written notice of such Liquidity Event (the “Event Notice”).  Unless the Preferred Stock Holders holding shares of Preferred Stock that then represent at least seventy percent (70%) of the shares of Common Stock issuable upon conversion of the then outstanding shares of Preferred Stock (the “Requisite Holders”) deliver a notice to the Corporation within five (5) Business Days after receipt of an Event Notice stating that such Liquidity Event shall not be treated as a Liquidation, a Liquidity Event shall be treated as a Liquidation and all of the consideration paid and payable to the Corporation and its stockholders shall be Available Assets for distribution to the stockholders of the Corporation upon Liquidation pursuant to ARTICLE IVC.3.1.  Unless otherwise agreed to in writing by the Requisite Holders, no stockholder of the Corporation shall enter into any transaction or series of related transactions resulting in a Liquidation pursuant to the terms hereof unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Corporation is to be allocated in accordance with the preferences and priorities set forth in ARTICLE IVC.3.1.  In no event shall the payment of all or any portion of the Transaction Payment be deemed to be a payment of accrued and unpaid dividends on any shares of Preferred Stock (other than the Preferred Stock Dividends), to the extent permitted by applicable law.

3.2.2.                  Payment of Transaction Payment.  If securities of any entity (the “Acquiring Entity Stock”) or other property, other than Additional Consideration, are Issued or to be Issued to the holders of Common Stock pursuant to the Liquidity Event, then, in such event, (a) to the extent any Preferred Stock Dividends must be paid in cash pursuant to ARTICLE IVC.2.1, the portion of the Transaction Payment comprising cash shall first be paid to the Preferred Stock Holders (subject to, and in accordance with, ARTICLE IVC.3.1) until the Preferred Stock Dividends are satisfied in full or, if such cash portion of the Transaction Payment is insufficient to satisfy the Preferred Stock Dividends in full, until such cash portion of the Transaction Payment has been depleted, and (b) the remaining Transaction Payment, other than Additional Consideration, shall be paid to the Preferred Stock Holders in such portions of such cash, property or Acquiring Entity Stock, such that all Preferred Stock Holders and holders of Common Stock shall receive the same proportion of remaining cash, if any, property and Acquiring Entity Stock, other than Additional Consideration, in respect of the amounts to which they are entitled pursuant to ARTICLE IVC.3.1.  The Acquiring Entity Stock used to make the Transaction Payment to the Preferred Stock Holders, if any, shall have the same rights, preferences and restrictions (including whether the issuance or sale of such Acquiring Entity Stock is registered or entitled to registration rights under the Securities Act) as the Acquiring Entity Stock issued to the holders of Common Stock in the Liquidity Event. Notwithstanding the foregoing, neither the Corporation nor the issuing entity shall be obligated to deliver certificates evidencing the Acquiring Entity Stock or other property deliverable to a holder of Preferred Stock or Common Stock as a result of the Liquidity Event unless and until the certificates representing shares of Preferred Stock or Common Stock held by such holder are either delivered to the Corporation or the issuing entity, or their respective transfer agents, as the Corporation and the issuing entity may reasonably require, duly endorsed in blank for transfer, or the holder certifies in writing to the Corporation or the issuing entity, or their respective transfer agents, as the Corporation and the acquiring entity may reasonably require, that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation or such issuing entity to indemnify the Corporation and/or such issuing entity from any loss incurred by it in connection with such certificates.  The value of the Acquiring Entity Stock or other property determined as follows shall be used for purposes of determining the amount of the entire consideration in the transaction, the Transaction Payment and the payment thereof (provided that any Additional Consideration shall be paid in accordance with ARTICLE IVC.3.2.3):

(a)                                 If the consideration received by the Corporation or its stockholders (“Proceeds”) is other than cash or evidences of indebtedness (for which the value thereof shall be deemed to be the principal amount thereof), its value will be deemed to be its fair market value, determined as follows.

(i)                                     Any securities (including any Acquiring Entity Stock) included in the Proceeds shall be valued as follows:

a)                                      If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three trading days prior to the closing of the Liquidity Event;

b)                                      If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three trading days prior to the closing of the Liquidity Event; and

c)                                       If there is no active public market, the value shall be the fair market value thereof, as determined in good faith, by the Board on the date such determination is made; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm, or other professional advisor in order to make or support a good faith judgment of the fair market value pursuant to this subsection and any Person objecting to the Board’s determination of fair market value pursuant to this subsection shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.

(ii)                                  Any Proceeds other than cash, evidence of indebtedness, and securities shall have the fair market value of such Proceeds as determined, in good faith, by the Board on the date such determination is made; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm, or other professional advisor in order to make or support a good faith judgment of the fair market value pursuant to this subsection and any Person objecting to the Board’s determination of fair market value pursuant to this subsection shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith,

(b)                                 The foregoing methods for valuing Proceeds to be distributed or delivered in connection with a Liquidity Event shall, upon approval by the stockholders of the definitive agreements governing the Liquidity Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidity Event.

3.2.3.                  Contingent Consideration.  Notwithstanding any other provision set forth in this ARTICLE IVC.3, in the event of a Liquidity Event treated as a Liquidation, if any consideration payable to the Corporation or the stockholders of the Corporation is payable to the Corporation or the stockholders of the Corporation subject to satisfaction of any contingency (whether upon the occurrence of any event, the passage of time or otherwise) (the “Additional Consideration”), then the definitive agreement relating thereto shall provide that (i) the portion of such consideration that is not Additional Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this ARTICLE IVC.3 as if the Initial Consideration were the only consideration payable in connection with such Liquidity Event and (ii) any Additional IVC.3 Consideration which becomes payable to the Corporation or the stockholders of the Corporation upon release from escrow or satisfaction of the applicable contingency shall be allocated among the holders of capital stock of the Corporation in accordance with this ARTICLE IVC.3 after taking into account the previous payment of the Initial Consideration, and any Additional Consideration previously paid to the Corporation or the stockholders of the Corporation upon satisfaction of any contingency, as part of the same transaction.  For the purposes of this ARTICLE IVC.3.2.3, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidity Event and all deferred purchase price payments, installment purchase price payments, payments made in respect of any promissory note issued in such Liquidity Event as part of the purchase price, purchase price adjustment payments and payments in respect of “earnouts” shall be Additional Consideration.

4.                                      Voting Rights.

4.1.                           General.  In addition to the specific voting rights of the holders of Preferred Stock provided under the Corporation Law or in this ARTICLE IVC.4, each Preferred Stock Holder shall be entitled to vote together with the Common Stock and all other series and classes of stock permitted to vote with the Common Stock on all matters submitted to a vote of the holders of the Common Stock (including election of directors) in accordance with the provisions of this ARTICLE IVC.4, except with respect to matters in respect of which one or more other classes of stock is entitled to vote as a separate class under the Corporation Law or the provisions of this Certificate.  Each Preferred Stock Holder shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings.  For each vote in which the Preferred Stock Holders are entitled to participate, each Preferred Stock Holder shall be entitled to that number of votes per share to which such Preferred Stock Holder would have been entitled had each share of Preferred Stock held by such Preferred Stock Holder then been converted into shares of Common Stock pursuant to the provisions of ARTICLE IVC.5.1.1 (assuming that each Preferred Stock Holder received cash for any accrued and unpaid dividends upon such conversion), at the record date for the determination of those holders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all fractional shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole share (with one-half being rounded upward).

4.2.                           Election of Directors.

4.2.1.                  Preferred Stock Directors.  For so long as at least 4,500,234 shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the Series A Holders, voting as a separate class, shall be entitled to elect two members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any directors elected pursuant to this ARTICLE IVC.4.2.1 and to fill any vacancy caused by the death, resignation or removal of such director.  In addition, for so long as at least 7,822,437 shares of Series B Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), the Series B Holders, voting as a separate class, shall be entitled to elect three members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any directors elected pursuant to this ARTICLE IVC.4.2.1 and to fill any vacancy caused by the death, resignation or removal of such director.

4.2.2.                  Other Directors.  The holders of Preferred Stock and the holders of Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all members of the Board not specified in ARTICLE IVC.4.2.1 at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any directors elected pursuant to this ARTICLE IVC.4.2.2 and to fill any vacancy caused by the death, resignation or removal of such directors.

4.2.3.                  Number of Directors.  Subject to any additional vote required by this Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation.

4.3.                           Additional Restriction and Limitation On Corporate Action.

4.3.1.                  For so long as at least 12,322,672 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the affirmative vote or written consent of the Requisite Holders shall be required to authorize any of the following actions by the Corporation or its Subsidiaries, whether directly or indirectly, and whether through a merger, reorganization, consolidation or other means and any such action transaction entered into without such vote or written consent shall be null and void ab initio and of no force or effect:

(a)                                 cause or effect any (i) Liquidation or (ii) other transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation’s outstanding shares of capital stock immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, securities representing fifty percent (50%) or less of the voting power of the entity surviving such transaction or series of related transactions or the entity whose securities are issued pursuant to such transaction or series of related transactions;

(b)                                 sell, lease, license, transfer or dispose of any material assets, other than the non-exclusive out-licensing of any material intellectual property rights of the Corporation in the ordinary course of business;

(c)                                  acquire any other entity (whether by merger, stock purchase or otherwise) or all or substantially all of the assets of another Person in any transaction or series of related transactions outside the ordinary course of business;

(d)                                 unless such action is approved by the Board, in-license any material intellectual property rights; provided, however, that any in-license of intellectual property rights that constitutes an acquisition of all or substantially all of the assets of the licensor outside the ordinary course of business shall be subject to the affirmative vote or written consent of the Requisite Holders as described in clause (c) immediately preceding this clause (d);

(e)                                  pay or make any dividends or distributions, other than (i) the Preferred Stock Dividends and (ii) dividends on shares of Common Stock payable in shares of Common Stock;

(f)                                   redeem, repurchase or otherwise acquire any equity securities of the Corporation or any Subsidiary, other than (i) the redemption of the Preferred Stock under ARTICLE IVC.6 and (ii) acquisitions from employees, directors, officers, consultants or advisors of equity securities of the Corporation or any Subsidiary in connection with termination of such Person’s employment, engagement or other provision of services if such acquisition is (or was) approved by the Board, including if the Board approved, prior to such termination, an agreement contemplating such acquisition;

(g)                                  authorize, Issue or agree to Issue any equity securities or rights to acquire equity securities (including convertible, exercisable and exchangeable securities) of the Corporation or any Subsidiary, other than (i) equity securities Issued or Issuable to employees, directors or officers of, or consultants or advisors to, the Corporation pursuant to an equity incentive plan, agreement or arrangement approved by the Board or the Compensation Committee thereof, (ii) shares of Common Stock Issuable upon conversion of the Preferred Stock in accordance with ARTICLE IVC.5 or (iii) shares of Series B Preferred Stock pursuant to the Series B Purchase Agreement;

(h)                                 increase the number of shares of capital stock reserved for issuance under any equity incentive plan approved by the Board (other than increases to appropriately reflect the effect of any stock dividend, split, combination, reclassification, recapitalization or other similar event);

(i)                                     increase the size of the Board;

(j)                                    amend, repeal or modify the certificate of incorporation, by-laws or similar governing instrument(s) of the Corporation or any of its Subsidiaries;

(k)                                 undertake any public offering of its securities other than a Qualified Public Offering;

(1)                                 unless such action is approved by the Board, authorize or make any operating expenditures or capital expenditures (including capital expenditures under capitalized leases) that exceed by more than ten percent (10%) those expenditures that are authorized by the Board in the Corporation’s annual budget;

(m)                             enter into any agreement to compensate, or increase the amount of compensation or other amounts payable to, any employee of the Corporation earning more than Two Hundred Thousand Dollars ($200,000) per annum in exchange for services provided by such Person to the Corporation, unless, in each case, such action was approved by the Board or the Compensation Committee (through approval of the Corporation’s budget or otherwise);

(n)                                 other than trade accounts payable, other accrued current liabilities arising in the ordinary course of business, and Indebtedness incurred in accordance with the terms and conditions of agreements previously approved by the Preferred Stock Holders, incur Indebtedness that would increase the Corporation’s total Indebtedness by more than One Hundred Thousand Dollars ($100,000) in any fiscal year unless such action is approved by the Board; or

(o)                                 unless such action is approved by the Board, form, contribute any capital or assets, or loan or advance any funds, to any subsidiary, joint venture or similar business entity, other than any wholly owned Subsidiary.

4.3.2.                  For so long as HighCape and Signet and their respective permitted assigns constituting Affiliates of either HighCape or Signet, as the case may be, continue to hold at least 5,603,448 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), the affirmative vote or written consent of the Series B Holders holding at least eighty percent (80%) of the then outstanding shares of Series B Preferred Stock shall be required to authorize any of the following actions by the Corporation or its Subsidiaries, whether directly or indirectly, and whether through a merger, reorganization, consolidation or other means and any such action transaction entered into without such vote or written consent shall be null and void ab initio and of no force or effect:

(a)                                 pay or make any dividends or distributions, other than (i) the Preferred Stock Dividends and (ii) dividends on shares of Common Stock payable in shares of Common Stock;

(b)                                 redeem, repurchase or otherwise acquire any equity securities of the Corporation or any Subsidiary, other than (i) the redemption of the Preferred Stock under ARTICLE IVC.6 and (ii) acquisitions from employees, directors, officers, consultants or advisors of equity securities of the Corporation or any Subsidiary in connection with termination of such Person’s employment, engagement or other provision of services if such acquisition is (or was) approved by the Board, including if the Board approved, prior to such termination, an agreement contemplating such acquisition; or

(c)                                  amend, repeal or modify the certificate of incorporation or by-laws of the Corporation in a manner that would adversely affect the rights, preferences, privileges, restrictions or obligations of the Series B Preferred Stock in manner that is different than, or disproportionate to, the rights, preferences, privileges, restrictions or obligations of the Series A Preferred Stock,

5.                                      Conversion. The Preferred Stock Holders shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock.

5.1.                            Right to Convert.

5.1.1.                  Subject to and in compliance with the provisions of this ARTICLE IVC.5, each share of Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time, and without the payment of additional consideration by the holder thereof, into fully-paid and non-assessable shares of Common Stock.  The number of shares of Common Stock which a Series A Holder shall be entitled to receive upon conversion of its Series A Preferred Stock shall be equal to the product obtained by multiplying (a) the number of shares of Series A Preferred Stock being converted at any time by (b) the Series A Conversion Rate then in effect.  The number of shares of Common Stock which a Series B Holder shall be entitled to receive upon conversion of its Series B Preferred Stock shall be equal to the product obtained by multiplying (a) the number of shares of Series B Preferred Stock being converted at any time by (b) the Series B Conversion Rate then in effect.  Upon conversion, each Preferred Stock Holder shall be entitled to receive a cash payment in an amount equal to the aggregate Preferred Stock Dividends accrued and unpaid on each share of Preferred Stock held by such holder immediately prior to such conversion, provided that, if the conversion occurs in connection with the Corporation’s initial public offering, then, at the election of the Board, the Corporation shall (in lieu of paying in cash all or a portion of such Preferred Stock Dividends) issue, with respect to a share of Preferred Stock, a number of shares of Common Stock equal to the quotient of (x) the amount of the unpaid Preferred Stock Dividend elected by Board to be paid in the form of shares of Common Stock divided by (y) the fair market value of a share of Common Stock, as determined in good faith by the Board; provided, however, that, the amount of the Preferred Stock Dividends elected by the Board to be paid in the form of shares of Common Stock in lieu of a cash payment shall be made ratably on the Series A Preferred Stock and Series B Preferred Stock (based on the respective amount of Preferred Stock Dividends that have accrued on each series of Preferred Stock); provided further, however, the for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm, or other professional advisor in order to make or support a good faith judgment of the fair market value pursuant to this subsection and any Person objecting to the Board’s determination of fair market value pursuant to this subsection shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.

5.1.2.                  The “Series A Conversion Rate” in effect at any time for each share of Series A Preferred Stock shall be an amount equal to the quotient obtained by dividing (a) the Series A Issue Price by (b) the Series A Conversion Price then in effect.  The initial “Series A Conversion Price” for each share of Series A Preferred Stock shall be equal to the Series A Issue Price.  The Series A Conversion Price shall be subject to adjustment in accordance with this ARTICLE IVC.5.

5.1.3.                  The “Series B Conversion Rate” in effect at any time for each share of Series B Preferred Stock shall be an amount equal to the quotient obtained by dividing (a) the Series B Issue Price by (b) the Series B Conversion Price then in effect.  The initial “Series B Conversion Price” for each share of Series B Preferred Stock shall be equal to the Series B Issue Price.  The Series B Conversion Price shall be subject to adjustment in accordance with this ARTICLE IVC.5.  For purposes hereof, “Conversion Price” means the Series A Conversion Price or the Series B Conversion Price, as may be applicable.

5.2.                           Automatic Conversion.

5.2.1.                  General.  All outstanding shares of Preferred Stock shall automatically convert into shares of Common Stock in accordance with the terms set forth in ARTICLE IVC.5.1 (a) immediately prior to the consummation of a Qualified Public Offering or (b) upon the affirmative vote or consent of, and written notice to, the Corporation by the Requisite Holders (each, a “Mandatory Conversion Event”).

5.3.                           Anti-Dilution Adjustments.

5.3.1.                  Adjustment of Conversion Price Upon Issuance of Shares of Common Stock.  Except as provided in ARTICLE IVC.5.3.1(f) and ARTICLE TVC.5.3.2. for so long as there are any shares of Preferred Stock outstanding, and with respect to each share of Series A Preferred Stock or Series B Preferred Stock, as applicable, if, at any time on or after the date of the filing of this Certificate with the Secretary of State of the State of Delaware, the Corporation shall Issue, or is, in accordance with ARTICLE IVC.5.3.1(a) through ARTICLE IVC.5.3.1(f) below, deemed to have Issued, any shares of Common Stock for no consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to the time of such Issuance or, as to Common Stock Equivalents, Net Consideration Per Share less than the applicable Conversion Price in effect immediately prior to the time of such Issuance, then, forthwith upon such Issue, the applicable Conversion Price shall be reduced to the price determined by multiplying such Conversion Price by the following fraction:

          N(0)+N(1)

N(0)+N(2)

Where:

N(0) = the number of shares of Common Stock (calculated on a Fully Diluted Basis) outstanding immediately prior to the Issuance of such additional shares of Common Stock or Common Stock Equivalents.

N(l) = the number of shares of Common Stock which the aggregate consideration, if any, (including the aggregate Net Consideration Per Share with respect to the issuance of Common Stock Equivalents) received or receivable by the Corporation for the total number of such additional shares of Common Stock so Issued or deemed to be Issued would purchase at the Conversion Price in effect immediately prior to such issuance.

N(2) = the number of such additional shares of Common Stock so Issued or deemed to be Issued.

The provisions of this ARTICLE IVC.5.3 may be waived as to all shares of Series A Preferred Stock in any instance upon the written agreement of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock.  The provisions of this ARTICLE IVC.5.3 may be waived as to all shares of Series B Preferred Stock in any instance upon the written agreement of the holders of at least eighty percent (80%) of the then outstanding shares of Series B Preferred Stock.  Notwithstanding the foregoing, the provisions of this ARTICLE IVC.5.3 may be waived as to all shares of Preferred Stock in any instance upon the written agreement of the Requisite Holders.

For purposes of this ARTICLE IVC.5.3, the following ARTICLE IVC.5.3.1(a) to ARTICLE IVC.5.3.l(f) shall be applicable:

(a)                                 Consideration for Shares.  In case any shares of Common Stock shall be Issued for cash, the consideration received therefor shall be deemed to be the cash received by the Corporation therefor (excluding amounts paid or payable for accrued interest), without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock shall be Issued for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in the manner provided in ARTICLE IVC.3.2.2(a), without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case Common Stock Equivalents shall be Issued in connection with the Issue of other securities of the Corporation, together comprising one integral transaction in which no special consideration is allocated to such Common Stock Equivalents by the parties thereto, the allocation of the aggregate consideration between such other securities and the Common Stock Equivalents shall be as determined in good faith by the Board; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm, or other professional advisor in order to make or support a good faith judgment of the fair market value pursuant to this subsection and any Person objecting to the Board’s determination of fair market value pursuant to this subsection shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.  In the case of an Issuance without consideration, the Corporation shall be deemed to have received an aggregate of $.001 of consideration per share of Common Stock (Issued or deemed to be Issued with respect to Common Stock Equivalents) (as adjusted for any stock dividends, combinations and splits with respect to such shares of Common Stock).

(b)                                 Issuance of Common Stock Equivalents, Expiration of Common Stock Equivalents.  The Issuance of any Common Stock Equivalents shall be deemed an Issuance of shares of Common Stock equal to the aggregate maximum number of shares of Common Stock deliverable upon the exercise, exchange or conversion of such Common Stock Equivalents assuming the satisfaction of any conditions to exercisability, exchangeability or convertibility.  If, as, and when a Common Stock Equivalent is exercised, converted or exchanged for shares of Common Stock such that the number of shares of Common Stock Issued in connection with such exercise, conversion or exchange is less than the aggregate maximum number of shares of Common Stock deliverable pursuant to such Common Stock Equivalent (or portion thereof so exercised, converted or exchanged), the Conversion Price effective immediately upon such exercise, conversion or exchange shall be equal to the Conversion Price that would have been in effect (i) had such number of shares of Common Stock been Issued in lieu of the given Common Stock Equivalent (or portion thereof so exercised, converted or exchanged), and (ii) had the adjustments made to the Conversion Price since the date of Issuance of such Common Stock Equivalent (or portion thereof so exercised, converted or exchanged) been made to the Conversion Price which would have been in effect had the number of shares of Common Stock Issued in connection with such Common Stock Equivalent (or portion thereof so exercised, converted or exchanged) been Issued in lieu of such Common Stock Equivalent (or portion thereof so exercised, converted or exchanged).  If, as, and when a Common Stock Equivalent expires or is canceled without being exercised, the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect (i) had the expired or canceled Common Stock Equivalent not been Issued, and (ii) had the adjustments made to the Conversion Price since the date of Issuance of such Common Stock Equivalent been made to the Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been Issued.

(c)                                  Net Consideration Per Share.  The “Net Consideration Per Share” which shall be receivable by the Corporation for any shares of Common Stock Issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be Issued if such Common Stock Equivalents were exercised, exchanged or converted assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion.

(d)                                 Revisions to Common Stock Equivalents.  If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of this ARTICLE IVC.5.3.1 are revised in any manner which has the effect of either (1) increasing or decreasing the number of shares of Common Stock Issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent or (2) decreasing or increasing the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon the exercise, conversion or exchange of such Common Stock Equivalent (in each case, other than as a result of the application of anti-dilution provisions triggered by the price/consideration of a subsequent Issuance of Common Stock or Common Stock Equivalents by the Corporation), then, effective upon such revisions becoming effective, the Conversion Price shall be readjusted to be that which would have been obtained (i) had such revised terms been in effect upon the original date of Issuance of such Common Stock Equivalent, and (ii) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalent been made to such Conversion Price as adjusted pursuant to clause (i) above.

(e)                                  Record Date.  In case the Corporation shall establish a record date with respect to the holders of its shares of Common Stock for the purpose of entitling them (i) to receive an allocation or other distribution payable in shares of Common Stock or Common Stock Equivalents or (ii) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the Issuance of the shares of Common Stock deemed to have been Issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f)                                   Exceptions to Anti-Dilution Adjustments.  The anti-dilution adjustments set forth in ARTICLE IVC.5.3.1 shall not apply under any of the circumstances contemplated in ARTICLE IVC.5.3.2.  Further, the anti-dilution adjustments set forth in ARTICLE IVC.5.3.1 shall not apply with respect to (collectively referred to herein as the “Excluded Securities”):

(i)                                     shares of Common Stock Issued or Issuable upon conversion of any of Preferred Stock, or as a dividend or distribution Issued ratably on each series of Preferred Stock;

(ii)                                  shares of Common Stock or Common Stock Equivalents actually issued upon the exercise, conversion or exchange of Common Stock Equivalents;

(iii)                               shares of Common Stock Issued or Issuable upon conversion or exercise of any Common Stock Equivalents Issued or Issuable to employees or directors of, or consultants to, the Corporation or any of its Subsidiaries pursuant to an equity incentive plan, agreement or arrangement approved by the Board or the Compensation Committee thereof; and

(iv)                              shares of Common Stock Issued or Issuable upon a stock split, stock dividend, subdivision or other distribution on shares of Common Stock covered by ARTICLE IVC.5.3.2 or ARTICLE IVC.5.3.3.

5.3.2.                  Adjustment Upon Extraordinary Common Stock Event.  Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the applicable Conversion Price of each share of Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event and the product so obtained shall thereafter be the Conversion Price of the Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.  An “Extraordinary Common Stock Event” shall mean (a) the Issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) a subdivision of outstanding shares of Common Stock, or (c) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.3.3.                  Adjustment Upon Reorganization or Reclassification.  If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than pursuant to a stock split or combination of the Common Stock), then in each such event, each Preferred Stock Holder shall have the right thereafter to receive, and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Preferred Stock, such shares or securities as may be Issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions (as determined in good faith by the Board) shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or securities thereafter deliverable upon the exercise of such conversion rights.  The provision for such conversion right to the Preferred Stock Holders shall be a condition precedent to the consummation by the Corporation of any such transaction, unless the election described in the following sentence is made.  In the case of a transaction which constitutes a Liquidity Event, the shares of Preferred Stock shall be treated in the manner provided in ARTICLE IVC.3.2, unless the Requisite Holders provide notice to the Corporation in accordance with ARTICLE IVC3.2 of their election to not treat such Liquidity Event as a Liquidation, If such election is made, however, the provisions of this ARTICLE IVC.5.3.3, and not ARTICLE IVC.3.2, shall apply.

5.3.4.                  Notice of Adjustment.  Upon any adjustment of a Conversion Price, then in each such case the Corporation shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, give written notice thereof to each affected Preferred Stock Holder which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

5.3.5.                  Status of Converted or Repurchased Preferred Stock.  Any shares of Preferred Stock cancelled pursuant to ARTICLE IVC.3.2, converted into Common Stock or acquired by the Corporation by reason of redemption, purchase or otherwise shall be cancelled and shall not be subject to reissuance and the capital of the Corporation shall be automatically reduced by a corresponding amount.  Upon the cancellation of all outstanding shares of Preferred Stock, the provisions of the designation of Preferred Stock shall terminate and have no further force and effect.

5.3.6.                  Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof.  The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Preferred Stock which is being converted and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.3.7.                  Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such shares of Preferred Stock, except as may otherwise be required to comply with applicable securities or tax laws.

5.3.8.                  Exercise of Conversion Privilege; Delivery of Certificates.  To exercise its conversion privilege, a Preferred Stock Holder shall surrender to the Corporation at its principal office the certificate or certificates representing the shares being converted, or, if such certificate has been lost, stolen or destroyed, a Preferred Stock Holder shall deliver a certificate executed by such Preferred Stock Holder certifying to such fact, along with an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificate, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such written notice shall state the date on or the time at which the conversion provided for therein is to be deemed effective and any conditions to such effectiveness.  If such written notice does not state any such date, time or conditions, then the date when such written notice of exercise of the conversion privilege is received by the Corporation, together with the certificate or certificates, or if such certificate has been lost, stolen or destroyed, the indemnification agreement referenced in this ARTICLE IVC.5.3.8, representing the shares of Preferred Stock being converted, shall be the date on which the conversion is deemed effective.  The date or time at which any conversion of any shares of Preferred Stock is deemed effective under this ARTICLE IVC.5.3.8 is referred to in this Certificate as the “Conversion Date.”  Following a Mandatory Conversion Event, each Preferred Stock Holder shall, upon receipt of notice of such event from the Corporation, surrender the certificate or certificates (or certification and indemnity agreement as described above) to the Corporation at the principal office of the Corporation, together with a notice containing the information specified below.  The notice given with respect to any conversion exercise or Mandatory Conversion Event shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  As promptly as practicable after the Conversion Date for the Preferred Stock being converted, or the date on which the Corporation receives a holder’s certificate(s) (or certification and indemnity agreement as described above) with respect to a Mandatory Conversion Event, the Corporation shall (i) issue and deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of ARTICLE IVC.5, (ii) pay in cash, as provided in ARTICLE IVC.5.3.9 in respect of any fraction of a share of Common Stock issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted, provided that, if the conversion occurs in connection with the Corporation’s initial public offering, then, at the election of the Board, the Corporation shall (in lieu of paying in cash all or a portion of such Preferred Stock Dividends) issue, with respect to a share of Preferred Stock, a number of shares of Common Stock equal to the quotient of (x) the amount of the unpaid Preferred Stock Dividend elected by Board to be paid in the form of shares of Common Stock divided by (y) the fair market value of a share of Common Stock, as determined in good faith by the Board; provided, however, that, the amount of the Preferred Stock Dividends elected by the Board to be paid in the form of shares of Common Stock in lieu of a cash payment shall be made ratably on the Series A Preferred Stock and Series B Preferred Stock (based on the respective amount of Preferred Stock Dividends that have accrued on each series of Preferred Stock); provided further, however, the for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm, or other professional advisor in order to make or support a good faith judgment of the fair market value pursuant to this subsection and any Person objecting to the Board’s determination of fair market value pursuant to this subsection shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.  At such time as any conversion of shares of Preferred Stock is effective, the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the Person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, regardless of whether the certificates that represented the converted shares of Series A Preferred Stock have been surrendered by the holder thereof.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a Liquidity Event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or such Liquidity Event, in which event the Person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or such Liquidity Event.

5.3.9.                  Fractional Shares; Distributions; Partial Conversion.  No fractional shares of Common Stock shall be Issued upon conversion of shares of Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion.  In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to ARTICLE IVC.5.3.8 exceeds the number of shares of Preferred Stock converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.  If any fractional shares of Common Stock would, except for the provisions of the first sentence of this ARTICLE IVC.5.3.9, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional share as determined in good faith by the Board; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm, or other professional advisor in order to make or support a good faith judgment of the fair market value pursuant to this subsection and any Person objecting to the Board’s determination of fair market value pursuant to this subsection shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.

6.                                      Redemption.

6.1.                           Redemption Rights.

6.1.1.                  If so elected by the Requisite Holders at any time on or after October 2, 2019, upon receipt by the Corporation of written notice thereof (the “Redemption Notice”), the Corporation shall, unless prohibited by Delaware law governing distributions to stockholders, redeem all but not less than all of the shares of Preferred Stock (other than those shares held by Preferred Stock Holders who affirmatively elect not to have their shares of Preferred Stock redeemed by delivering written notice of such election to the Corporation within five (5) Business Days after the Corporation delivers a copy of the Redemption Notice to the Preferred Stock Holders who did not execute the Redemption Notice). The Corporation shall redeem each share of Preferred Stock from any source of funds legally available therefor, by paying in cash therefor an amount equal to the greater of (a) the Series A Issue Price or Series B Issue Price, as applicable, plus any accrued but unpaid dividends, including any accrued and unpaid Preferred Stock Dividends, or (b) the fair market value for such share of the Preferred Stock on the date of such redemption as agreed upon by the Board and (i) with respect to the Series A Preferred Stock only, the Series A Holders holding at least two-thirds of the then outstanding Series A Preferred Stock and (ii) with respect to the Series B Preferred Stock only, the Series B Holders holding at least ninety percent (90%) of the then outstanding Series B Preferred Stock or, if the Board and either the Series A Holders or Series B Holders, as applicable, cannot agree upon such fair market value for the applicable class of Preferred Stock, then such fair market value of such class of Preferred Stock for which the holders thereof cannot agree with the Board shall be determined in good faith by an independent appraiser mutually selected by the Board and (i) with respect to the Series A Preferred Stock only, the Series A Holders holding at least two-thirds of the then outstanding Series A Preferred Stock and (ii) with respect to the Series B Preferred Stock only, the Series B Holders holding at least ninety percent (90%) of the then outstanding Series B Preferred Stock (the total amount of such payment is hereafter referred to as the “Redemption Price”).  If the Board and the Series A Holders or Series B Holders, as applicable, cannot mutually agree upon an independent appraiser to determine the fair market value of a share of Series A Preferred Stock and a share of Series B Preferred Stock, then the Series A Holders or Series B Holders, as applicable, on the one hand, and the Board, on the other hand, may each engage their own independent appraisers.  The appraisers selected by the Series A Holders or Series B Holders, as applicable, on the one hand, and the Board, on the other hand, will then select a mutually acceptable independent appraiser, and such appraiser will make a final determination as to the fair market value of a share of Series A Preferred Stock and a share of Series B Preferred Stock, as applicable.  The shares of Preferred Stock shall be redeemed in a single installment which shall occur not more than one hundred twenty (120) days after receipt by the Corporation of the Redemption Notice.  The date of such redemption shall be referred to as a “Redemption Date”.

6.1.2.                  If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum number possible of such shares of Preferred Stock, on a pari passu basis, based upon the amount which would otherwise be payable upon with respect to such shares if the aggregate Redemption Price payable with respect to all such shares were paid in full.  The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will promptly be used to redeem the balance of the shares of Preferred Stock that the Corporation was obligated to redeem on the Redemption Date, but that it has not redeemed, on a pari passu basis, based upon the amount which would otherwise be payable upon with respect to such shares if the aggregate unpaid Redemption Price payable with respect to all such shares were paid in full.

6.1.3.                  Except as provided herein, on or before the Redemption Date, the Preferred Stock Holders holding the shares of Preferred Stock to be redeemed at such time shall surrender to the Corporation such shares free and clear of any and all liens and other encumbrances and the certificate or certificates representing such shares (or, if such certificate has been lost, stolen or destroyed, a lost certificate affidavit executed by the Preferred Stock Holder holding such shares, along with an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificate), and thereupon the Redemption Price of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

6.1.4.                  From and after the Redemption Date, unless there shall have been a default in payment of the full Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

6.2. Acceleration.  If there is a material breach of any material representation and warranty contained in the Series B Purchase Agreement, then, in addition to being entitled to exercise any and all remedies available at law, in equity or otherwise, upon written demand (the “Acceleration Notice”) to the Corporation by the Requisite Holders specifying a date for redemption not fewer than sixty (60) days from the date of such notice, the Requisite Holders may require the Corporation to redeem all outstanding shares of Preferred Stock (other than those shares held by Preferred Stock Holders who affirmatively elect not to have their shares of Preferred Stock redeemed by delivering written notice of such election to the Corporation within five (5) Business Days after the Corporation delivers a copy of the Acceleration Notice to the Preferred Stock Holders who did not execute the Redemption Notice) at the Redemption Price and otherwise pursuant to the provisions of ARTICLE IVC.6.1 (except for the date after which the Requisite Holders may elect redemption),

7.                                      No Impairment.  The Corporation will not, by amendment of this Certificate or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms.  Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the Series A Issue Price or Series B Issue Price, as applicable, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally Issue fully-paid and nonassessable shares of stock on the conversion of the Preferred Stock from time to time outstanding.

8.                                      Notices of Record Date.  In the event of (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right; (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other Person; or (c) any Liquidation or Liquidity Event; then and in each such event the Corporation shall mail or cause to be mailed to each Preferred Stock Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, Liquidation or Liquidity Event is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, Liquidation or Liquidity Event.  Such notice shall be mailed by first class mail, postage prepaid, at least ten days prior to the date specified in such notice on which action is being taken.

9.                                      Reservation Of Capital Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscription or purchase rights for Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock) or paying any Preferred Stock Dividends in the form of shares of Common Stock upon conversion of the Preferred Stock in accordance with ARTICLE IVC.5.1.1, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10.                               Notices to Preferred Stock Holders.  Whenever written notice is required to be given by the Corporation to any of the Preferred Stock Holders under this Article, such notice shall be in writing and given by delivery by registered or certified mail, return receipt requested, postage prepaid, or by deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to be sent to a Preferred Stock Holder shall be sent to such Preferred Stock Holder at the address of such Preferred Stock Holder as shown on the books of the Corporation.

11.                               Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Series A Holders by the affirmative written consent or vote of the Series A Holders holding at least two-thirds of the shares of Series A Preferred Stock then outstanding.  Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all Series B Holders by the affirmative written consent or vote of the Series B Holders holding at least seventy percent (70%) of the shares of Series B Preferred Stock then outstanding; provided, however, that this proviso, ARTICLE IVC.4.3.2 and any other provision set forth herein requiring the affirmative written consent or vote of the Series B Holders holding at least eighty percent (80%) of the shares of Series B Preferred Stock then outstanding shall be waived only with the affirmative written consent or vote of the Series B Holders holding at least eighty percent (80%) of the shares of Series B Preferred Stock then outstanding.

12.                               Miscellaneous.

12.1.                    Definitions.  For purposes of this Certificate, the following terms used herein shall have the meanings ascribed below:

“Acceleration Notice” has the meaning set forth in ARTICLE IVC.6.2.

“Acquiring Entity Stock” has the meaning set forth in ARTICLE IVC.3.2.2.

“Additional Consideration” has the meaning set forth in ARTICLE IVC.3.2.3.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the Exchange Act.

“Aggregate Funds” has the meaning set forth in ARTICLE IVC.3.1.5.

“Available Assets” has the meaning set forth in ARTICLE IVC.3.1.1.

“Board” means the Board of Directors of the Corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close.

“Certificate” has the meaning set forth in recitals hereof.

“Common Stock” has the meaning set forth in ARTICLE IVA.

“Common Stock Equivalents” means warrants, notes, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights directly or indirectly convertible into or exercisable or exchangeable for Common Stock and any warrants, notes, options, subscription or other rights to purchase or otherwise obtain such convertible, exercisable or exchangeable securities or other rights.

“Conversion Date” has the meaning set forth in ARTICLE IVC.5.3.8.

“Conversion Price” has the meaning set forth in ARTICLE IVC.5.1.3.

“Corporation” has the meaning set forth in the introductory paragraph hereof.

“Corporation Law” has the meaning set forth in the introductory paragraph hereof.

“Event Notice” has the meaning set forth in ARTICLE IVC.3.2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.

“Excluded Opportunity” has the meaning set forth in ARTICLE XIII.

“Excluded Securities” has the meaning set forth in ARTICLE IVC.5.3.1(f).

“Extraordinary Common Stock Event” has the meaning set forth in ARTICLE IVC.5.3.2.

“Fully Diluted Basis” means the number of shares of Common Stock which would then be outstanding, assuming the exercise, exchange or conversion of all then exercisable, exchangeable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the Issuance of shares of Common Stock, assuming in each instance that the holder thereof receives the maximum number of shares of Common Stock under the terms of the respective instrument.

“Fund” has the meaning set forth in ARTICLE XIII.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“HighCape” means HighCape Partners QP, L.P. and its permitted successors and permitted assigns.

“Indebtedness” of any Person means: (i) the principal and accrued and unpaid interest in respect of indebtedness of such Person for money borrowed; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; and (iv) all obligations of the type referred to in clauses (i) through (iii) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.

“Initial Consideration” has the meaning set forth in ARTICLE IVC.3.2.3.

“Issue” or “Issuance” in any of its forms, means to sell, grant or otherwise issue in any manner or any agreement or commitment to do any of the foregoing.

“Junior Stock” has the meaning set forth in ARTICLE IVC.1.

“Liquidation” has the meaning set forth in ARTICLE IVC.3.1.1.

“Liquidity Event” means (a) any sale, lease, exclusive license or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole by means of a single transaction or series of related transactions, except where such sale, lease, exclusive license or other transfer is to a wholly owned Subsidiary of the Corporation or (b) any transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation’s outstanding shares of capital stock immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, securities representing fifty percent (50%) or less of the voting power of the entity surviving such transaction or series of related transactions or the entity whose securities are issued pursuant to such transaction or series of related transactions.

“Mandatory Conversion Event” has the meaning set forth in ARTICLE IVC.5.2.

“Net Consideration Per Share” has the meaning set forth in ARTICLE IVC.5.3.1(c).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” has the meaning set forth in ARTICLE IVA.

“Preferred Stock Dividends” has the meaning set forth in ARTICLE IVC.2.1.2.

“Preferred Stock Holder” has the meaning set forth in ARTICLE IVC.2.2.

“Proceeding” has the meaning set forth in ARTICLE XI.

“Proceeds” has the meaning set forth in ARTICLE IVC.3.2.2(a).

“Qualified Public Offering” means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement (other than on Form S-4 or S-8 on any successor forms thereto) filed pursuant to the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in which the Corporation actually receives gross proceeds greater than Sixty Million Dollars ($60,000,000), and in which the public offering price per share of Common Stock is not less than the product obtained by multiplying four by the Series B Issue Price, and following which the Common Stock of the Corporation is traded or listed for quotation on a nationally recognized United States stock exchange.

“Redemption Date” has the meaning set forth in ARTICLE IVC.6.1.1.

“Redemption Notice” has the meaning set forth in ARTICLE IVC.6.1.1.

“Redemption Price” has the meaning set forth in ARTICLE IVC.6.1.1.

“Requisite Holders” has the meaning set forth in ARTICLE IVC.3.2.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion Price” has the meaning set forth in ARTICLE IVC.5.1.2.

“Series A Conversion Rate” has the meaning set forth in ARTICLE IVC.5.1.2.

“Series A Dividends” has the meaning set forth in ARTICLE IVC.2.1.2.

“Series A Holder” and “Series A Holders” have the meanings set forth in ARTICLE IVC.2.1.2.

“Series A Issue Price” has the meaning set forth in ARTICLE IVC.2.1.2.

“Series A Liquidation Amount” has the meaning set forth in ARTICLE IVC.3.1.3.

“Series A Liquidation Preference” has the meaning set forth in ARTICLE IVC.3.1.2.

“Series A Preferred Stock” has the meaning set forth in ARTICLE IVA.

“Series B Conversion Price” has the meaning set forth in ARTICLE IVC.5.1,3.

“Series B Conversion Rate” has the meaning set forth in ARTICLE IVC.5.1.3.

“Series B Dividends” has the meaning set forth in ARTICLE IVC.2.1.1.

“Series B Holder” and “Series B Holders” have the meanings set forth in ARTICLE IVC.2.1.1.

“Series B Issue Price” has the meaning set forth in ARTICLE IVC.2.1.1.

“Series B Liquidation Amount” has the meaning set forth in ARTICLE IVC.3.1.3.

“Series B Liquidation Preference” has the meaning set forth in ARTICLE IVC.3.1.1.

“Series B Preferred Stock” has the meaning set forth in ARTICLE IVA.

“Series B Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement for the sale by the Corporation of up to 17,241,379 shares of Series B Preferred Stock among the Corporation and the other parties named therein, as the same may be amended from time to time.

“Signet” means Signet Healthcare Partners QP Partnership III, LP and its permitted successors and permitted assigns.

“Subsidiary” and “Subsidiaries” means any corporation, partnership, or joint venture or other entity of which the Corporation and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests.  Notwithstanding anything herein to the contrary, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation.

“Transaction Payment” means the consideration from any Liquidity Event being paid to the Corporation (if the consideration is to be received by the Corporation in an asset transaction), or by any third party to stockholders of the Corporation (if the consideration is to be received directly by such stockholders in a merger, consolidation, stock purchase or similar transaction).

12.2.                    Interpretation.  Definitions contained in this Certificate apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Certificate as a whole and not to any particular provision of this Certificate.  The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” ARTICLE, Section and paragraph references are to the Articles, Sections and paragraphs of this Certificate unless otherwise specified.  References in this Certificate to “days” means calendar days unless otherwise expressly provided.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Subject to any additional vote required by this Certificate or the bylaws of the Corporation, in furtherance of and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.

As permitted by Section 242(b)(2) of the Corporation Law, the number of authorized shares of Common Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority in voting power of the stock of the Corporation entitled to vote on an as converted to Common Stock basis, voting together as a single class without the approval of the holders of the Common Stock voting as a separate class.

ARTICLE VII

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law.  Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director to the fullest extent provided by applicable law.  Any repeal or modification of this ARTICLE VII shall only be prospective and shall not affect the rights or protections under this ARTICLE VII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VIII

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.

ARTICLE X

The books of the Corporation may be kept (subject to any mandatory provision contained in the applicable statutes) outside the State of Delaware, at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

ARTICLE XI

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless, and upon request shall advance expenses to any Person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such Person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including reasonable and actual attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or reasonably and actually incurred in connection with the investigation, preparation to defend or defense of such Proceeding; provided, however, that, if any expenses are advanced prior to final disposition of any Proceeding, to the extent required by law, such payment of expenses shall be made only upon receipt of an undertaking by the indemnified Person to repay all amounts advanced if it should be ultimately determined that the indemnified Person is not entitled to be indemnified under this ARTICLE XI or otherwise; provided further, however, that the foregoing shall not require the Corporation to indemnify and hold harmless or advance expenses to any Person in connection with any Proceeding initiated by or on behalf of such Person.  Such rights shall not be exclusive of any others rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such Person.  Any repeal or modification of the foregoing provisions of this ARTICLE XI shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

ARTICLE XII

Subject to the provisions of ARTICLE IVC.4.3, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute.

ARTICLE XIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined herein).  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries and who is also a partner, member, stockholder, manager or employee of a Fund (as defined herein) or a partner, member, stockholder, manager or employee of an entity that serves as the general partner of, or in a similar capacity for or manages, such Fund, and that may be a corporate opportunity for both the Corporation and such Fund or any entity in which such Fund holds an investment or interest or (b) any Fund; provided, however, that nothing herein or otherwise shall limit the Corporation’s right to pursue or consummate any matter, transaction or interest related to any Excluded Opportunity even if originated by any director or any Fund.  For purposes of this ARTICLE XIII, a “Fund” shall mean an entity that is a holder of Preferred Stock and whose principal business is investing and reinvesting in other entities.

*****

IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized representative, on the 28th day of June, 2019.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President and Chief Executive Officer